UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Resignation of Deborah A. Wilson

On December 17, 2012, Walker & Dunlop, Inc. (the “Company”) announced that Deborah A. Wilson resigned as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective March 31, 2013.  The Company is working with an outside firm to conduct a nationwide search to fill the position.  A copy of the press release announcing Ms. Wilson’s resignation is attached as Exhibit 99.1 hereto.

(e)                                  Separation Agreement with Ms. Wilson

On December 17, 2012, the Company entered into a Separation Agreement with Ms. Wilson (the “Separation Agreement”) providing for her resignation effective March 31, 2013 from the Company and her termination of employment with the Company.

Subject to the terms and conditions set forth in the Separation Agreement, Ms. Wilson will continue to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company through March 31, 2013 (the “Separation Date”), at which time her employment with the Company will terminate. In exchange for her service through the Separation Date, Ms. Wilson is entitled to receive the following payments and benefits through the Separation Date: (i) continued payment of her base salary; (ii) a 2012 bonus in the amount of three hundred thousand dollars ($300,000), in lieu of any cash bonus to which Ms. Wilson would otherwise be entitled for her performance in 2012; (iii) reimbursement for any reasonable business expense; (iv) continued insurance benefits and other similar benefit programs consistent with the terms of the Company’s benefit plans; and (v) payment of any vested but unpaid rights as required under the Employment Agreement between Ms. Wilson and the Company, dated October 17, 2010 (the “Employment Agreement”), or by the terms of any bonus or other incentive pay or equity plan, or any other employee benefit plan or program of the Company.

In exchange for Ms. Wilson’s execution of a release of claims at the time of her termination of employment, Ms. Wilson will receive the following severance payments: (a) continued payment by the Company of her base salary, as in effect on the Separation Date, for a period of twelve (12) months; (b) continued payment for life and health insurance coverage for twelve (12) months, to the same extent the Company paid for such coverage immediately prior to the Separation Date; (c) a one-time severance payment of six hundred twenty-five thousand dollars ($625,000); (d) payment for any accrued but unused paid-time off up to a cap of eighty (80) hours; and (e) vesting as of the Separation Date in any unvested portion of any option and restricted stock previously granted to Ms. Wilson by the Company. In addition, the Company will amend Ms. Wilson’s existing stock option agreements to provide that she may exercise the options through December 31, 2013. As further conditions to Ms. Wilson’s receipt of the severance payments, prior to the Separation Date, (i) the Company must receive an unqualified audit opinion for 2012 from KPMG LLP; (ii) the Company must timely file its Form 10-K for the year ended December 31, 2012; and (iii) Ms. Wilson must continue to represent the Company with respect to Fannie Mae DUS capital requirements through the Separation Date. Ms. Wilson also executed a release of claims in connection with entering into the Separation Agreement and is required to execute a second release of claims within twenty-one (21) days of the Separation Date.

Under the terms of the Separation Agreement, the Employment Agreement will remain in full force and effect (including the confidentiality and non-competition provisions of the Employment Agreement), except that Section 6(c) of the Employment Agreement, regarding severance payable upon termination of Ms. Wilson by the Company without cause or by Ms. Wilson for good reason, is cancelled and of no further effect.  In the event of termination of Ms.Wilson by the Company without cause or by Ms.Wilson for good reason between December 17, 2012 and the Separation Date, Ms.Wilson will receive the severance payments set forth in the preceeding paragraph, provided that she executes a second release of claims following such termination.

The foregoing summary of the Separation Agreement is qualified by reference to the copy of the Separation Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description
10.1	Separation Agreement, dated December 17, 2012
99.1	Press Release, dated December 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012	By:	/s/ Richard M. Lucas
		Name:	Richard M. Lucas
		Title:	Executive Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement, dated December 17, 2012
99.1	Press Release, dated December 17, 2012